Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated October 10, 2011

PRICING SUPPLEMENT No. 140 dated October         , 2011

(To Product Supplement No. 4 dated May 28, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

■  Linked to the SPDR® S&P MidCap 400® ETF Trust

■   200% participation in the upside performance of the SPDR S&P MidCap 400 ETF Trust, subject to a capped value of 127% to 132% of the original offering price per note

■  Protection against a decline in the SPDR S&P MidCap 400 ETF Trust as long as the ending price has not declined by more than 15% from the starting price

■   1-to-1 downside exposure to decreases in the value of the SPDR S&P MidCap 400 ETF Trust in excess of 15%

■  Term of approximately 2.5 years

■  No periodic interest payments

■  May receive less, and possibly 85% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-8.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.00%	98.00%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $35.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $50.00 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Investment Description

The Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May     , 2014 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the SPDR S&P MidCap 400 ETF Trust (the “Fund”) increases from its starting price to its ending price, provided that the amount received per note will not be more than the capped value of 127% to 132% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Fund does not decline by more than 15% from the starting price and (iii) exposure to decreases in the value of the Fund if and to the extent the ending price declines by more than 15% from the starting price, in each case subject to the credit risk of Wells Fargo. If the ending price declines by more than 15% from the starting price, you will receive less, and possibly 85% less, than the original offering price of your notes.

The Fund is an exchange traded fund that seeks to track the S&P MidCap 400 Index (an equity index that is intended to provide an indication of the pattern of movement in the mid-sized capitalization segment of the United States equity market).

You should read this pricing supplement together with product supplement no. 4 dated May 28, 2010, the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 4 dated May 28, 2010 filed with the SEC on May 28, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000095013010000775/d424b2.htm

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Fund and desire to enhance any increase in the Fund, in each case subject to the capped value, and want to protect against a decline of up to 15% in the Fund by:

☐	participating 200% in any increase in the ending price over the starting price, subject to the capped value of 127% to 132% of the original offering price per note; and

☐	protecting against any decline in the Fund, as long as the ending price has not declined by more than 15% from the starting price;

¡	understand that if any decline in the ending price is more than 15% of the starting price, they will receive less, and possibly 85% less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Fund to decrease more than 15% from its starting price;

¡	seek full exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the mid-sized capitalization segment of the United States equity market;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

SPDR® and “S&P MidCap 400®” are trademarks of Standard & Poor’s. The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P MidCap 400® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the S&P MidCap 400® ETF Trust.

PRS-3

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Terms of the Notes

Market Measure:	SPDR S&P MidCap 400 ETF Trust (the “Fund”)

Pricing Date:	, 2011

Issue Date:	November , 2011

The “redemption amount” per note will equal: • If the ending price is greater than the starting price: the lesser of: (i) the original offering price per note plus:

original offering price per note	x	ending price – starting price	x participation rate	; and
starting price

Redemption Amount:

(ii)    the capped value;

• If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

• If the ending price is less than the threshold price: the original offering price per note minus:

original offering price per note	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your notes.

Stated Maturity Date:	May , 2014, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	, the fund closing price of the Fund on the pricing date.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 127% to 132% of the original offering price per note ($1,270 to $1,320 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	, which is equal to 85% of the starting price.

Participation Rate:	200%

PRS-4

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Terms of the Notes (Continued)

Calculation Day:	April 30, 2014 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Fund. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the notes (such excess, the “Excess Gain Amount”). Although the matter is not entirely clear, we believe that it is more likely than not that the “net underlying long-term capital gain” in respect of the notes should equal the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your notes (in an amount equal to the number of shares of the Fund that are referenced by your notes, after taking into account the participation

PRS-5

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Terms of the Notes (Continued)

rate) and sold such interest in the Fund on the date of the sale, exchange or maturity of the notes. If the “net underlying long-term capital gain” is determined in this manner, the Excess Gain Amount in respect of the notes at maturity should be zero because the maturity payment under the notes will only reflect the appreciation, if any, in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund. Under this approach, the application of the constructive ownership rules would thus not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the IRS successfully asserts that the number of the shares of the Fund used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your notes by the price of the shares of the Fund on the date you acquired your notes, as opposed to making such determination based on the actual number of shares of the Fund that, after taking into account the participation rate, are effectively referenced in determining the actual return on your notes. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

The IRS has released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-22 of the product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive up to $1.50 of the structuring and development costs discussed in the cover page hereof for each $1,000 note it sells.

PRS-6

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Terms of the Notes (Continued)

Supplemental Plan of Distribution:	The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan. See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RGA3

PRS-7

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Risk Factors

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Notes.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund in excess of the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per note even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the notes.

The risks set forth below are discussed more fully in the product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-8

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 129.5% or $1,295 per $1,000 note (the midpoint of the specified range for the capped value), a participation rate of 200% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and the term of your investment.

PRS-9

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 129.5% or $1,295 per $1,000 note (the midpoint of the specified range for the capped value) and assuming hypothetical starting prices and ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting price: $147.49

Hypothetical ending price: $160.00

Since the hypothetical ending price is greater than the hypothetical starting price, the redemption amount would equal:

$1,000 +	$1,000	x	160.00 – 147.49	x 200%	= $	1,169.64
147.49

On the stated maturity date you would receive $1,169.64 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting price: $147.49

Hypothetical ending price: $180.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	180.00 – 147.49	x 200%	= $	1,440.84
147.49

On the stated maturity date you would receive $1,295.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 114.75% of the starting price (assuming a capped value of 129.5% or $1,295 per $1,000 note, the midpoint of the specified range for the capped value) since your return on the notes for any ending price greater than 114.75% of the starting price will be limited to the capped value.

PRS-10

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting price: $147.49

Hypothetical ending price: $135.00

Hypothetical threshold price: $125.37, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 15%, you would not lose any of the original public offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting price: $147.49

Hypothetical ending price: $100.00

Hypothetical threshold price: $125.37, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price by more than 15%, you would lose a portion of the original public offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	125.37 – 100.00	= $	827.99
147.49

On the stated maturity date you would receive $827.99 per $1,000 note.

To the extent that the starting price, ending price and capped value differ from the values assumed above, the results indicated above would be different.

PRS-11

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 129.5% or $1,295 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
206.49	40.00%	$1,295.00	29.50%	10.63%
191.74	30.00%	$1,295.00	29.50%	10.63%
176.99	20.00%	$1,295.00	29.50%	10.63%
169.24	14.75%	$1,295.00	29.50%	10.63%
162.24	10.00%	$1,200.00	20.00%	7.44%
154.86	5.00%	$1,100.00	10.00%	3.86%
147.49(2)	0.00%	$1,000.00	0.00%	0.00%
140.12	-5.00%	$1,000.00	0.00%	0.00%
132.74	-10.00%	$1,000.00	0.00%	0.00%
125.37	-15.00%	$1,000.00	0.00%	0.00%
123.89	-16.00%	$ 990.00	-1.00%	-0.40%
117.99	-20.00%	$ 950.00	-5.00%	-2.04%
103.24	-30.00%	$ 850.00	-15.00%	-6.41%
88.49	-40.00%	$ 750.00	-25.00%	-11.20%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, ending price and capped value.

PRS-12

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust

All information contained in this pricing supplement regarding the SPDR® S&P MidCap 400® ETF Trust, a unit investment trust (referred to in this section as the “SPDR Trust”), and its underlying index, the S&P MidCap 400 Index, is derived from PDR Services LLC (“PDR Services”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), or other publicly available information, including the prospectus for the SPDR Trust dated January 27, 2011, which is part of Post-Effective Amendment No. 18 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-6, under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-89088 and 811-8972) (the “SPDR Trust Prospectus”). Such information reflects the policies of, and is subject to change by PDR Services and S&P. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. We make no representation or warranty as to the accuracy or completeness of any information relating to the SPDR Trust. PDR Services is under no obligation to continue the SPDR Trust and may discontinue the SPDR Trust at any time. S&P is under no obligation to continue to publish the S&P MidCap 400 Index and may discontinue publication of the S&P MidCap 400 Index at any time.

General

The SPDR Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P MidCap 400 Index. The SPDR Trust is organized under New York law and is governed by a trust agreement (the “Trust Agreement”) between The Bank of New York Mellon, formerly The Bank of New York (the “Trustee”), and PDR Services. The SPDR Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P MidCap 400 Index. The SPDR Trust issues securities called “Trust Units” that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P MidCap 400 Index. The SPDR Trust is listed on the NYSE Arca under the ticker symbol “MDY.”

Investment

The SPDR Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. At any time, the SPDR Trust will consist of as many S&P MidCap 400 Index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR Trust. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P MidCap 400 Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400 Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P MidCap 400 Index. Generally, any change in the identity or weighting of a stock included in the S&P MidCap 400 Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P MidCap 400 Index takes effect. The value of Trust Units fluctuate in relation to changes in the value of the Portfolio. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit but, historically, these two valuations have been very close. It is possible that, for a short period, the SPDR Trust may not fully replicate the performance of the S&P MidCap 400 Index due to the temporary unavailability of certain stocks underlying the S&P MidCap 400 Index in the secondary market or

PRS-13

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

due to other extraordinary circumstances. Additionally, although the market price of the SPDR Trust is generally expected to mirror the characteristics and valuations of the S&P MidCap 400 Index, the price of the SPDR Trust may not completely track the value of the S&P MidCap 400 Index because the SPDR Trust will reflect transaction costs and fees that are not included in the calculation of the S&P MidCap 400 Index.

The S&P MidCap 400 Index

The S&P MidCap 400 Index is published by S&P, is comprised of 400 companies with mid-sized market capitalizations ranging from $1 billion to $4.4 billion and covers over 7% of the United States equities market. The calculation of the value of the S&P MidCap 400 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P MidCap 400 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400 Index to achieve the objectives stated above.

Computation of the S&P MidCap 400 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P MidCap 400 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P MidCap 400 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400 Index (i.e., its Market Value). Currently, S&P calculates the S&P MidCap 400 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P MidCap 400 Index is proportional to its float-adjusted market value.

PRS-14

Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

Under float adjustment, the share counts used in calculating the S&P MidCap 400 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400 Index reflects the total Market Value of all the component stocks relative to the S&P MidCap 400 base date of June 28, 1991. The daily calculation of the S&P MidCap 400 Index is computed by dividing the Market Value of the S&P MidCap 400 component stocks by the index divisor.

The S&P MidCap 400 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P MidCap 400 constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the date before the ex-date.

To prevent the level of the S&P MidCap 400 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap 400 Index require an index divisor adjustment. By

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Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

adjusting the index divisor for the change in total Market Value, the level of the S&P MidCap 400 Index remains constant. This helps maintain the level of the S&P MidCap 400 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap 400 Index does not reflect the corporate actions of individual companies in the S&P MidCap 400 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P MidCap 400 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

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Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P MidCap 400 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P MidCap 400 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P MidCap 400 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap 400 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P MidCap 400 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

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Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the SPDR S&P MidCap 400 ETF Trust at any time from Bloomberg under the symbol “MDY” or from the SPDR website at www.spdr.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth the daily closing prices of the SPDR S&P MidCap 400 ETF Trust for the period from January 1, 2001 to October 6, 2011. The closing price on October 6, 2011 was $147.49.

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Growth Securities Notes Linked to the SPDR® S&P MidCap 400® ETF Trust due May , 2014

The SPDR S&P MidCap 400 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P MidCap 400 ETF Trust for each quarter in the period from January 1, 2001 through September 30, 2011 and for the period from October 1, 2011 to October 6, 2011.

	High	Low	Last
2001
First Quarter	$97.20	$81.75	$84.40
Second Quarter	$100.30	$79.53	$95.25
Third Quarter	$94.95	$74.45	$79.15
Fourth Quarter	$93.80	$78.15	$92.80
2002
First Quarter	$99.44	$88.76	$98.80
Second Quarter	$100.97	$87.65	$89.55
Third Quarter	$87.75	$72.55	$74.25
Fourth Quarter	$82.73	$68.35	$78.65
2003
First Quarter	$81.70	$70.85	$74.65
Second Quarter	$90.20	$75.45	$87.72
Third Quarter	$97.70	$88.00	$93.35
Fourth Quarter	$106.17	$95.58	$105.40
2004
First Quarter	$112.92	$105.75	$110.50
Second Quarter	$112.85	$103.03	$111.10
Third Quarter	$109.63	$100.76	$108.35
Fourth Quarter	$121.32	$106.80	$121.00
2005
First Quarter	$124.96	$115.45	$120.44
Second Quarter	$126.78	$114.74	$125.10
Third Quarter	$132.42	$126.09	$130.90
Fourth Quarter	$137.26	$122.40	$134.68
2006
First Quarter	$144.76	$136.79	$144.76
Second Quarter	$149.07	$130.85	$139.40
Third Quarter	$140.62	$129.97	$137.60
Fourth Quarter	$149.92	$136.24	$146.38
2007
First Quarter	$158.46	$145.43	$154.51
Second Quarter	$168.36	$154.89	$162.98
Third Quarter	$167.97	$149.51	$161.00
Fourth Quarter	$166.65	$148.94	$155.01
2008
First Quarter	$154.18	$135.77	$141.27
Second Quarter	$163.31	$145.13	$148.76
Third Quarter	$149.99	$127.11	$131.83
Fourth Quarter	$131.03	$76.20	$97.18
2009
First Quarter	$101.54	$73.63	$88.65
Second Quarter	$109.15	$89.82	$105.31
Third Quarter	$128.56	$99.39	$125.28
Fourth Quarter	$134.20	$119.54	$131.76
2010
First Quarter	$145.22	$125.76	$143.16
Second Quarter	$154.03	$129.16	$129.16
Third Quarter	$145.59	$126.93	$145.59
Fourth Quarter	$165.71	$144.46	$164.68
2011
First Quarter	$179.55	$165.05	$179.55
Second Quarter	$184.61	$169.01	$177.40
Third Quarter	$183.58	$140.96	$142.13
October 1, 2011 to October 6, 2011	$147.49	$135.39	$147.49

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